Exhibit 10.5

                           CONTRIBUTION AGREEMENT


         This CONTRIBUTION AGREEMENT (this "Agreement") is entered into as of May 13, 2002, by and between ZiLOG, Inc., a Delaware corporation ("ZiLOG"), and ZiLOG-MOD III, Inc., a Delaware corporation and a wholly-owned subsidiary of ZiLOG ("MOD III Subsidiary").

         WHEREAS, on April 30, 2002, the United States Bankruptcy Court for the Northern District of California entered an order confirming the joint plan of reorganization (the "Plan") filed by ZiLOG and MOD III Subsidiary;

         WHEREAS, in consideration for the receipt of the Non-Operating Assets (as defined below), MOD III Subsidiary (i) has assumed an obligation on, and has become a co-obligor to the extent of, $30,000,000 of ZiLOG's 9 1/2% Senior Secured Notes due 2005, (ii) has issued to ZiLOG 1,000,000 shares of its Common Stock and (iii) is issuing to ZiLOG 28,000 shares of its Series B Preferred Stock; and

         WHEREAS, ZiLOG and MOD III Subsidiary have executed and delivered to State Street Bank Trust Company a supplemental indenture (the
"Supplemental Indenture"), dated as of January 23, 2002, which provides that ZiLOG shall contribute the Non-Operating Assets to MOD III Subsidiary; and

         WHEREAS, as a condition for the effectiveness of the Plan, and in accordance with the terms of the Supplemental Indenture, ZiLOG and MOD III Subsidiary are entering into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, the parties hereto agree as follows:

         Section 1. Contribution. Effective as of the date hereof, and on the terms and subject to the conditions set forth herein, ZiLOG does hereby contribute, assign, transfer, convey and deliver to MOD III Subsidiary: (a) all of ZiLOG's right, title and interest in and to the eight-inch wafer fabrication facility in Nampa, Idaho known as "MOD III" (the "MOD III Facility") and the equipment and assets necessary for its operation including those listed on Schedule A attached hereto (together with the MOD III Facility, the "Non-Operating Assets"); and (b) those certain associated liabilities listed on Schedule B attached hereto (the "Associated Liabilities"); provided that the transfer of any such assets and liabilities that is subject to the receipt of any consent, approval, waiver or the satisfaction of any other condition shall be effective only upon such receipt and satisfaction; provided further that the Associated Liabilities shall be paid in accordance with Section 4 of the Services Agreement between ZiLOG and MOD III Subsidiary dated the date hereof.

         Section 2. Acceptance. Effective as of the date hereof, and on the terms and subject to the conditions set forth herein, MOD III Subsidiary does hereby accept and assume all of ZiLOG's right, title and interest in and to the Non-Operating Assets and the Associated Liabilities.

         Section 3. Instruments of Transfer. Each of ZiLOG and MOD III Subsidiary agrees that each shall file with the relevant governmental or other entities such assignment documents as may be necessary (if any) to reflect in the registries of such governmental or other entities the change in ownership of the Non-Operating Assets.

         Section 4. ZiLOG Representations and Warranties. ZiLOG hereby represents and warrants to MOD III Subsidiary, as of the date hereof, that:

            (a) the Non-Operating Assets are free and clear of all liens;

            (b) the Non-Operating Assets constitute all the equipment and assets used for operation of the MOD III Facility, other than certain equipment which is not essential to the operations of such facility and the exclusion of which would not diminish the saleable value of the Non-Operating Assets by more than $100,000;

            (c) except as disclosed on Schedule C attached hereto, none of the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will:

                   (i) conflict with or result in any breach of any provision of either party's certificate of incorporation or bylaws;

                   (ii) require any consent, approval or authorization of, or filing with, any local, state or federal governmental authority, except (A) such consents, approvals or authorizations that have been obtained or such filings that have been made as of the date hereof, (B) any post-closing filings and notices as may be required under applicable law, which will be timely filed within the applicable periods therefor and (C) for customary approvals typically required in connection with transfers of manufacturing facilities that are routinely granted; or

                   (iii) constitute, with or without due notice or the passage of time or both, a material default under any of the terms, conditions or provisions of any material agreement to which either is a party or by which the Non-Operating Assets are bound;

except in the case of clause (ii), where the failure to obtain such consents, approvals or authorizations, or to make such filings, would not, individually or in the aggregate, have a material adverse effect on the parties' ability to consummate the transactions contemplated hereby or materially impair the intended benefits of such transactions.

         Section 5. Best Efforts. From time to time at or after the date of this Agreement, each of the parties to this Agreement shall cooperate and use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated herein, including, but not limited to, executing and delivering, or causing to be executed and delivered, such other documents as may be reasonably necessary to effectuate the transaction contemplated by this Agreement.

         Section 6. Expenses. ZiLOG shall pay all costs and expenses relating to this Agreement and the contribution contemplated hereby.

         Section 7. No Breach. No breach of this Agreement shall be deemed to have occurred until the non-breaching party delivers written notice of the breach to the other party and the breach has not been cured within 30 days of receipt of such notice.

         Section 8. Notices. All notices or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made if served personally, sent via overnight courier (fare prepaid), sent via facsimile, or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, and delivered to a party hereto as follows:

            (a) If to ZiLOG, at:

                  ZiLOG, Inc.
                  532 Race Street
                  San Jose, California  95126
                  Attention:General Counsel
                  Facsimile:408-558-8300

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  525 University Avenue, Suite 1100
                  Palo Alto, California  94301
                  Attention:Thomas J. Ivey, Esq.
                  Facsimile:650-470-4570

            (b) If to MOD III Subsidiary, at:

                  ZiLOG-MOD III, Inc.
                  c/o ZiLOG, Inc.
                  532 Race Street
                  San Jose, California  95126
                  Attention:General Counsel
                  Facsimile:408-558-8300

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  525 University Avenue, Suite 1100
                  Palo Alto, California  94301
                  Attention:Thomas J. Ivey, Esq.
                  Facsimile:650-470-4570

         Section 9. Successors and Assigns. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

         Section 10. Governing Law. This Agreement shall be governed by, enforced under and construed in accordance with the laws of the State of California, without giving effect to any choice or conflict of law provision or rule thereof.

         Section 11. Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed to be an original and all of which together constitute a single document.

         Section 12. Amendments. This Agreement may be changed, modified or terminated only by an instrument in writing signed by each of the parties hereto and in a manner consistent with MOD III Subsidiary's Certificate of Incorporation, as in effect as of the date of this Agreement.




         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                           ZiLOG, Inc.


                           By:    /s/ Perry Grace
                                  -------------------------------------------
                           Name:  Perry Grace
                           Title: Vice President and Chief Financial Officer


                           ZiLOG-MOD III, Inc.


                           By:    /s/ Daniel M. Jochnowitz
                                  -------------------------------------------
                           Name:  Daniel M. Jochnowitz
                           Title: Secretary